Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cadence Design Systems, Inc.:

We consent to the use of our report dated February 20, 2018 with respect to the consolidated balance sheets of Cadence Design Systems, Inc. and subsidiaries as of December 30, 2017 and December 31, 2016, and the related consolidated income statements, statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 30, 2017, and the effectiveness of internal control over financial reporting as of December 30, 2017, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

July 23, 2018